Exhibit 99.1

Berkshire Hills Reports 19% Increase in Quarterly Earnings Per Share

BOSTON, July 20, 2022 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported that second quarter 2022 earnings per share (EPS) increased by 19% to $0.50 from $0.42 in the prior quarter. The non-GAAP measure of adjusted EPS also increased by 19% to $0.51 from $0.43. The improvement was due to loan growth and higher asset yields, while funding and operating costs were essentially flat. Compared to the second quarter of 2021, EPS improved by 16% and adjusted EPS increased by 17%.

SECOND QUARTER FINANCIAL HIGHLIGHTS (Changes are quarter-over-quarter unless otherwise stated. Non-GAAP measures are reconciled on pages F-9 and F-10).

•	19% increase in GAAP EPS
•	Broad-based increase in total loans compared to first quarter, measuring 7% based on both end-of-period and average balances
•	3.11% net interest margin, increased from 2.61% in the prior quarter
•	9% increase in total net revenue
•	Flat non-interest expense (stable over last five quarters)
•	0.02% net charge-offs/average loans
•	0.25% non-performing assets/assets – sixth sequential quarterly improvement
•	$100 million investment grade subordinated debt issuance - first Sustainability Bond issued by a U.S. community bank
•	9% reduction in period-end shares outstanding year-over-year reflecting stock buybacks

CEO Nitin Mhatre stated “Berkshire’s bankers continue to make rapid progress towards delivering on our vision to become a high-performing, socially responsible community bank in New England and beyond. Through their efforts, we generated strong growth in balances across all major loan categories. Deposit and wealth management fee revenues were the highest in five quarters.”

“Our strong balance sheet management discipline, coupled with growth in high-quality loan originations, drove a substantial increase in our net interest margin and net interest income. Non-interest expense was stable, with the result that higher revenues have led to improved bottom line profitability and a 19% increase in earnings per share.”

Mr. Mhatre concluded, “At quarter-end we completed the first sustainable bond issuance by a U.S. community bank, which will support environmental and social projects in our communities based on our Sustainable Financing Framework. We’re pleased with the strong response from investors and that the issuance was supported by an investment grade rating from Moody’s Investors Service, which acknowledged our strong financial condition, improving performance, and conservative risk management. I continue to be proud of all our employees as we successfully executed the first year of our BEST strategic transformation plan on target and with continued momentum towards exceeding the plan’s objectives.”

RESULTS OF OPERATIONS

Earnings: Strong second quarter 2022 results were driven by robust loan growth, increased asset yields, stable funding costs, continued expense discipline and improved credit performance. The 19% sequential increase in quarterly EPS reflected positive operating leverage from 9% revenue growth and stable expenses. EPS similarly increased by 16% on a year-over-year basis, and included the benefit of share repurchases. In the most recent quarter, the Company recorded an 8.3% return on tangible common equity and a 0.82% return on assets. The Company also utilizes the financial measure of Pre-tax Pre-Provision Net Revenue (“PPNR”) to evaluate the results of operations before the impact of the provision and tax expense. PPNR measured $29 million in the most recent quarter, increasing sequentially by 38% and year-over-year by 2%.

Revenue: Second quarter net interest income increased by 18% compared to the prior quarter and by 8% compared to the prior year. The sequential quarter growth was driven by an increase in the net interest margin to 3.11% from 2.61%, which reflected the benefit of Berkshire’s positive interest rate sensitivity in the rising interest rate environment. It also benefited from a balance sheet mix shift, as 7% growth in average loans was funded by lower yielding cash and securities. Reflecting increases in the Prime and LIBOR index rates for variable rate loans, the loan yield increased quarter-over-quarter to 3.99% from 3.61%. The yield on average earning assets improved to 3.34% from 2.82%.

The cost of funds increased to 0.24% from 0.23%, while the cost of deposits was unchanged at 0.17% compared to the prior quarter. The Company’s interest rate sensitivity remained positive at midyear 2022 and was positioned to benefit from further interest rate increases anticipated by the market in the second half of the year.

Non-interest income excluding securities gains and losses decreased by 19% quarter-over-quarter and 23% year-over-year. Excluding insurance operations sold in the third quarter of 2021, the year-over-year decrease measured 14%. Loan related fees were impacted by lower commercial loan interest rate swap revenue and adjustments on fair valued financial instruments in the rising rate environment. Deposit and wealth management fees increased for these periods, reflecting solid ongoing growth.

Provision for Credit Losses on Loans: Berkshire recorded no provision for credit losses in the second quarter of 2022 and 2021. The Company recorded a $4 million benefit in the first quarter of 2022. The Company continues to maintain strong credit quality, and the allowance for credit losses on loans was unchanged at $99 million compared to the linked quarter.

Non-Interest Expense: Berkshire has maintained non-interest expense generally stable over the last five quarters. Berkshire’s strategy to self-fund its BEST plan continues to be driven by investments in bankers and technology funded by cost saves from branch sales, consolidations, sale of insurance operations and other optimization initiatives. The second quarter efficiency ratio improved sequentially to 66.6% from 72.6%. Full time equivalent staff totaled 1,322 positions at period-end, compared to 1,319 positions at the start of the year. The effective tax rate was 21% in the most recent quarter, which was an increase from 20% for the year 2021, reflecting the increase in pre-tax profitability for the year-to-date.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Summary: Short-term and long-term investments were used to fund a $0.5 billion increase in loans, with growth in all major categories. Liquidity and capital remained strong, with loans/deposits measuring 77% at midyear and tangible common equity/tangible assets measuring 8.5%. The common equity tier 1 capital ratio measured 12.9% at that date.

Loans: Total loans increased by 7% quarter-over-quarter and by 8% year-over-year due primarily to growth in commercial loans and residential mortgages. The Company’s expansion of its lending teams in the second half of 2021 has contributed to increased loan originations. Business volumes have also benefited from strong market demand, and prepayments have declined in the prevailing rising rate environment.

Asset Quality: Asset quality metrics remained favorable and improving in the second quarter. Non-accruing loans decreased by 9%, measuring 0.34% of period-end total loans. Annualized net loan charge-offs measured 0.02% of average loans. Accruing delinquent loans measured 0.55% of total loans, compared to 0.63% at the start of the year. The ratio of the allowance for loan credit losses to total loans decreased quarter-over-quarter to 1.27% from 1.37% and from 1.65% at midyear 2021.

Deposits and Borrowings: Total deposits decreased by 5% quarter-over-quarter and increased by 2% year-over-year. Excluding changes in overnight payroll deposits and planned reductions in brokered deposits, total deposits decreased by 1% both quarter-over-quarter and year-over-year, which included the impact of increased customer spending. The cost of deposits was unchanged at 0.17% quarter-over-quarter. Total borrowings increased during the quarter primarily due to the subordinated debt issuance.

Equity: The $80 million, or 7%, quarter-over-quarter decrease in shareholders’ equity included a $45 million net decrease due to after-tax unrealized bond losses caused by rising interest rates. Stock buybacks in the most recent quarter totaled $55 million consisting of 2.1 million shares. At midyear, book value per share totaled $22.15 and tangible book value per share totaled $21.56.

SUSTAINABLE BOND ISSUANCE

On June 30, 2022, Berkshire completed the sale at par of $100 million in subordinated notes bearing interest at a fixed rate of 5.5% for the first five years. The notes will then reset quarterly to a floating rate per annum equal to a benchmark rate that is expected to be the Three-Month Term SOFR plus 249 basis points. The notes have a ten year final maturity and generally may be called at par after five years. The Company has existing subordinated notes bearing interest at 6.875% which are callable at par beginning on September 28, 2022.

Berkshire is the first public U.S. community bank holding company with under $150 billion in total assets to issue a Sustainability Bond. The Company intends to use an amount equal to the net proceeds of its sustainable bond issuance to finance or refinance new or existing social and environmental projects consistent with its Sustainable Financing Framework. Sustainalytics, a Morningstar Company, and the global leader in high-quality ESG research, ratings, and data, has independently verified that Berkshire’s Sustainable Financing Framework “is credible and impactful and in alignment with” International Capital Market Association (ICMA) guidelines and principles.

MOODY’S RATINGS

Moody’s Ratings: Moody’s Investors Service (“Moody’s”), in a report dated June 21, 2022, assigned Berkshire and Berkshire Bank (the “Bank”) first time ratings. Moody’s assigned the Bank a long-term deposit rating of “A3”. In addition, Moody’s assigned the Bank and the Company an investment grade long-term issuer rating of “Baa3”. The rating outlooks are “Positive” for both the Company and the Bank. On July 6, 2022, Moody's assigned a “Baa3” rating to the subordinated debt issued by Berkshire.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being a high-performing, leading socially responsible community bank in New England and beyond. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Sustainable Financing Framework: Berkshire unveiled its new Sustainable Financing Framework which will guide the Company’s issuance of green, social and sustainable financings. Projects supported through the framework include renewable electricity generation; green buildings; renewable energy technology, storage and manufacturing; energy efficiency in commercial, residential and public buildings; affordable housing; workforce housing; and financial inclusion and access activities. The Sustainable Financing Framework will guide the allocation of proceeds from Berkshire’s inaugural $100 million Sustainability Bond which made it the first U.S. community bank holding company with under $150 billion in assets to issue a Sustainability Bond.

•	BEST Community Comeback & Comeback Tour: Company executives completed visits to each of its markets across five states including every financial center meeting with stakeholders to highlight its “BEST Community Comeback” commitment. The multi-year plan focuses on four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability. As a result of the collective efforts of its employees, Berkshire is making steady progress towards the achievement of its goals. As of quarter end, Berkshire increased its use of renewable electricity to 99%. Additional information can be found at berkshirebank.com/comeback.

•	Launch of the Center for Women, Wellness and Wealth: Berkshire launched the Center for Women, Wellness, and Wealth (CWWW) to provide women with tools to help create a future enriched with financial stability and wellness. The Center, through partnerships with community organizations, specialized experts and thought leaders, will offer events on wellness and financial planning, philanthropic coaching and development support, and complimentary portfolio reviews through Berkshire Bank Wealth Management.

•	Xtraordinary Day: The Company completed its signature Xtraordinary Day of service on June 8 during which the Bank closed its offices for the afternoon to give back to the community. This year, Berkshire Bank partnered with 39 non-profit organizations and over 1,000 Berkshire Bankers, 80% of the Company, invested the afternoon volunteering for 46 community projects across MA, NY, CT, RI, and VT. In total, employees contributed over 5,000 hours of service.

•	Current ESG Performance: The Company maintained its top 22% performance in leading ESG indexes in the U.S. for its Environmental, Social and Governance (ESG) ratings. As of June 30, 2022 the Company has ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 2, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 59.62. The Company is also rated by Sustainalytics. Berkshire has ranked among the top 1% of all U.S. Banks for ESG in Bloomberg this year, and held the number one spot at midyear.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Wednesday, July 20, 2022 to discuss results for the quarter and provide guidance about expected future results. Participants are encouraged to pre-register for the conference call using the following link:

https://ige.netroadshow.com/registration/q4inc/11280/berkshire-hills-bancorp-second-quarter-2022-earnings-conference-call/

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire’s website at ir.berkshirebank.com. Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 227686. Participants are requested to dial-in a few minutes before the scheduled start of the call. A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code: 465253. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank. The Bank's goal is to be a high-performing, leading socially responsible community bank in New England, Upstate New York, and beyond. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates 105 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2021, the Company recorded a third quarter net gain of $52 million on the sale of the Company’s insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter 2021 were primarily related to branch consolidations. Third quarter 2021 adjustments included Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including write-downs on real estate moved to held for sale and severance related to staff reductions. The fourth quarter 2021 revenue adjustment was primarily related to trailing revenue on a previously reported sale, and the expense adjustment was due primarily to branch restructuring costs. The revenue adjustments in 2022 were related to fair market value changes in equity and trading investments.

The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development

Email: KAConn@berkshirebank.com

Tel: (617) 641-9206

David Gonci, Capital Markets Director

Email: dgonci@berkshirebank.com

Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Communications

Email: glevante@berkshirebank.com

Tel: (413) 447-1737

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Income (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2021	2021	2021	2022	2022
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$0.43	$1.31	$0.42	$0.42	$0.50
Adjusted earnings per common share, diluted (2)	0.44	0.53	0.42	0.43	0.51
Net income, (thousands)	21,636	63,749	20,248	20,196	23,115
Adjusted net income, (thousands) (2)	22,104	25,695	20,172	20,789	23,562
Total common shares outstanding, period-end (thousands)	50,453	48,657	48,667	47,792	45,788
Average diluted shares, (thousands)	50,608	48,744	48,340	48,067	46,102
Total book value per common share, (end of period)	23.30	24.21	24.30	22.89	22.15
Tangible book value per common share, (end of period) (2)	22.66	23.58	23.69	22.30	21.56
Dividends per common share	0.12	0.12	0.12	0.12	0.12
Full-time equivalent staff	1,417	1,333	1,319	1,333	1,322

PERFORMANCE RATIOS (3)
Return on equity	7.37%	22.18%	6.86%	6.79%	7.82%
Adjusted return on equity (2)	7.53	8.94	6.83	6.99	7.97
Return on tangible common equity (2)	7.92	23.14	7.37	7.29	8.33
Adjusted return on tangible common equity (2)	8.08	9.53	7.34	7.49	8.48
Return on assets	0.70	2.14	0.71	0.70	0.82
Adjusted return on assets (2)	0.71	0.86	0.71	0.72	0.84
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.62	2.56	2.60	2.61	3.11
Efficiency ratio (2)	67.82	68.76	71.98	72.61	66.60

FINANCIAL DATA (in millions, end of period)
Total assets	$12,273	$11,846	$11,555	$12,097	$11,579
Total earning assets	11,571	11,145	10,899	11,401	10,849
Total loans	7,233	6,836	6,826	7,267	7,803
Total deposits	9,914	10,365	10,069	10,699	10,115
Loans/deposits (%)	73%	66%	68%	68%	77%
Total shareholders' equity	$1,175	$1,178	$1,182	$1,094	$1,014

ASSET QUALITY
Allowance for credit losses, (millions)	$119	$113	$106	$99	$99
Net charge-offs, (millions)	(5)	(2)	(4)	(3)	(0)
Net charge-offs (QTD annualized)/average loans	0.26%	0.12%	0.23%	0.15%	0.02%
Provision expense/(income), (millions)	$-	$(4)	$(3)	$(4)	$-
Non-performing assets, (millions)	49	39	37	32	29
Non-performing loans/total loans	0.66%	0.54%	0.52%	0.41%	0.34%
Allowance for credit losses/non-performing loans	250	304	300	335	368
Allowance for credit losses/total loans	1.65	1.65	1.55	1.37	1.27

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	14.3%	15.3%	15.0%	13.9%	12.9%
Tier 1 capital leverage ratio(6)	9.5	9.9	10.5	10.3	10.2
Tangible common shareholders' equity/tangible assets(2)	9.3	9.7	10.0	8.8	8.5

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.08%, 0.06%, 0.06%, 0.03%, 0.03%.
(6)	Presented as projected for June 30, 2022 and actual for the remaining periods.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	June 30,	December 31,	March 31,	June 30,
(in thousands)	2021	2021	2022	2022
Assets
Cash and due from banks	$98,262	$109,350	$151,814	$156,470
Short-term investments	1,728,419	1,518,457	1,455,437	714,547
Total cash and cash equivalents	1,826,681	1,627,807	1,607,251	871,017

Trading security	8,853	8,354	7,798	7,040
Marketable equity securities, at fair value	15,709	15,453	14,719	14,154
Securities available for sale, at fair value	1,640,512	1,877,585	2,032,575	1,697,019
Securities held to maturity, at amortized cost	665,786	636,503	612,174	602,611
Federal Home Loan Bank stock and other restricted securities	19,638	10,800	10,829	9,365
Total securities	2,350,498	2,548,695	2,678,095	2,330,189
Less: Allowance for credit losses on investment securities	(130)	(105)	(99)	(94)
Net securities	2,350,368	2,548,590	2,677,996	2,330,095

Loans held for sale	6,494	6,110	300	1,062

Total loans	7,232,591	6,825,847	7,267,323	7,803,451
Less: Allowance for credit losses on loans	(119,044)	(106,094)	(99,475)	(99,021)
Net loans	7,113,547	6,719,753	7,167,848	7,704,430

Premises and equipment, net	104,680	94,383	92,971	89,657
Other real estate owned	85	-	-	-
Goodwill and other intangible assets	32,203	29,619	28,332	27,046
Other assets	562,691	524,074	518,322	550,275
Assets held for sale (1)	276,576	4,577	3,988	5,386
Total assets	$12,273,325	$11,554,913	$12,097,008	$11,578,968

Liabilities and shareholders' equity
Demand deposits	$2,819,012	$3,008,461	$3,020,568	$2,921,347
NOW and other deposits	1,696,762	976,401	2,546,799	2,247,544
Money market deposits	2,398,256	3,293,526	2,469,042	2,327,004
Savings deposits	1,065,428	1,111,625	1,133,877	1,143,352
Time deposits	1,934,442	1,678,940	1,528,922	1,475,417
Total deposits	9,913,900	10,068,953	10,699,208	10,114,664

Senior borrowings	217,847	13,331	14,563	58,542
Subordinated borrowings	97,396	97,513	97,569	195,659
Total borrowings	315,243	110,844	112,132	254,201

Other liabilities	222,105	192,681	191,807	196,053
Liabilities held for sale (1)	646,688	-	-	-
Total liabilities	11,097,936	10,372,478	11,003,147	10,564,918

Preferred shareholders' equity	-	-	-	-
Common shareholders' equity	1,175,389	1,182,435	1,093,861	1,014,050
Total shareholders' equity	1,175,389	1,182,435	1,093,861	1,014,050
Total liabilities and shareholders' equity	$12,273,325	$11,554,913	$12,097,008	$11,578,968

(1)	For June 30, 2021, balance includes loans and deposits held for sale relating to the Mid-Atlantic region branch sale that closed in the third quarter of 2021.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	March 31, 2022 Balance	June 30, 2022 Balance	Quarter ended June 30, 2022	Year to Date
Total commercial real estate	$3,598	$3,764	$3,920	4%	9%
Commercial and industrial loans	1,330	1,397	1,471	5	11
Total commercial loans	4,928	5,161	5,391	4	9

Total residential mortgages	1,392	1,567	1,819	16	31

Home equity	253	245	241	(2)	(5)
Auto and other	253	294	352	20	39
Total consumer loans	506	539	593	10	17
Total loans	$6,826	$7,267	$7,803	7%	14%

DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	March 31, 2022 Balance	June 30, 2022 Balance	Quarter ended June 30, 2022	Year to Date
Non-interest bearing	$3,008	$3,020	$2,921	(3)%	(3)%
NOW and other	976	2,547	2,248	(12)	130
Money market	3,294	2,469	2,327	(6)	(29)
Savings	1,112	1,134	1,143	1	3
Time deposits	1,679	1,529	1,476	(3)	(12)
Total deposits (1)	$10,069	$10,699	$10,115	(5)%	0%

(1)	Included in total deposits are brokered deposits of $112.9 million, $164.8 million, and $228.1 million at June 30, 2022, March 31,2022, and December 31, 2021, respectively.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Interest income	$87,379	$85,364	$162,202	$173,517
Interest expense	6,021	9,971	11,781	23,031
Net interest income, not FTE	81,358	75,393	150,421	150,486
Non-interest income
Deposit related fees	8,005	7,508	15,356	14,634
Loan fees and revenue	4,623	7,431	12,888	17,677
Insurance commissions and fees	-	2,292	-	5,422
Wealth management fees	2,775	2,519	5,400	5,291
Mortgage banking fees	109	534	128	1,336
Other	1,812	2,211	4,978	4,359
Total non-interest income excluding (losses)	17,324	22,495	38,750	48,719
Securities (losses), net	(973)	(484)	(1,718)	(515)
Total non-interest income	16,351	22,011	37,032	48,204
Total net revenue	97,709	97,404	187,453	198,690
Total net revenue excluding (losses)	98,682	97,888	189,171	199,205

Provision (benefit) for credit losses	-	-	(4,000)	6,500
Non-interest expense
Compensation and benefits	37,830	36,970	75,351	75,705
Occupancy and equipment	9,438	10,599	19,505	21,623
Technology and communications	8,611	8,214	17,138	16,807
Professional services	2,913	3,701	5,605	10,315
Other expenses	9,648	9,382	19,373	19,084
Merger, restructuring and other non-operating expenses	35	6	53	3,492
Total non-interest expense	68,475	68,872	137,025	147,026
Total non-interest expense excluding merger, restructuring and other	68,440	68,866	136,972	143,534

Income before income taxes	$29,234	$28,532	$54,428	$45,164
Income tax expense	6,119	6,896	11,117	10,497
Net income	$23,115	$21,636	$43,311	$34,667

Basic earnings per common share	$0.50	$0.43	$0.93	$0.69
Diluted earnings per common share	$0.50	$0.43	$0.92	$0.69

Weighted average shares outstanding:
Basic	45,818	50,321	46,733	50,327
Diluted	46,102	50,608	47,074	50,588

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (5 Quarter Trend) - UNAUDITED - (F-5)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands, except per share data)	2021	2021	2021	2022	2022
Interest income	$85,364	$79,688	$75,860	$74,823	$87,379
Interest expense	9,971	8,320	6,548	5,760	6,021
Net interest income, not FTE	75,393	71,368	69,312	69,063	81,358
Non-interest income
Deposit related fees	7,508	7,657	7,522	7,351	8,005
Loan fees and revenue	7,431	8,285	9,098	8,265	4,623
Insurance commissions and fees	2,292	1,581	-	-	-
Wealth management fees	2,519	2,653	2,586	2,625	2,775
Mortgage banking fees	534	461	259	19	109
Other	2,211	1,279	993	3,166	1,812
Total non-interest income excluding (losses)/gains	22,495	21,916	20,458	21,426	17,324
Securities (losses), net	(484)	(166)	(106)	(745)	(973)
Gain on sale of business operations and assets, net	-	51,885	1,057	-	-
Total non-interest income	22,011	73,635	21,409	20,681	16,351
Total net revenue	97,404	145,003	90,721	89,744	97,709
Total net revenue excluding (losses)/gains	97,888	93,284	89,770	90,489	98,682

Provision (benefit) for credit losses	-	(4,000)	(3,000)	(4,000)	-
Non-interest expense
Compensation and benefits	36,970	37,068	37,816	37,521	37,830
Occupancy and equipment	10,599	10,421	9,738	10,067	9,438
Technology and communications	8,214	8,397	8,599	8,527	8,611
Professional services	3,701	3,180	2,365	2,692	2,913
Other expenses	9,382	8,969	10,025	9,725	9,648
Merger, restructuring and other non-operating expenses	6	1,425	864	18	35
Total non-interest expense	68,872	69,460	69,407	68,550	68,475
Total non-interest expense excluding merger, restructuring and other	68,866	68,035	68,543	68,532	68,440

Income before income taxes	$28,532	$79,543	$24,314	$25,194	$29,234
Income tax expense	6,896	15,794	4,066	4,998	6,119
Net income	$21,636	$63,749	$20,248	$20,196	$23,115

Diluted earnings per common share	$0.43	$1.31	$0.42	$0.42	$0.50

Weighted average shares outstanding:
Basic	50,321	48,395	47,958	47,668	45,818
Diluted	50,608	48,744	48,340	48,067	46,102

BERKSHIRE HILLS BANCORP, INC.
AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	June 30, 2021		Sept. 30, 2021		Dec. 31, 2021		March 31, 2022		June 30, 2022
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,625	3.46%	3,577	3.40%	3,569	3.49%	3,651	3.35%	3,831	3.79%
Commercial and industrial loans	1,605	4.74	1,370	4.78	1,278	4.37	1,373	4.14	1,447	4.46
Residential mortgages	1,604	3.79	1,499	3.65	1,403	3.82	1,436	3.56	1,652	3.57
Consumer loans	582	3.80	545	3.95	516	3.96	514	4.24	562	5.41
Total loans (1)	7,416	3.84	6,991	3.77	6,766	3.76	6,974	3.61	7,492	3.99
Securities (2)	2,259	2.17	2,312	2.09	2,367	2.04	2,649	1.95	2,621	1.97
Short-term investments and loans held for sale	1,750	0.10	1,762	0.17	1,609	0.17	1,202	0.17	476	0.57
Mid-Atlantic region loans held for sale	269	3.96	155	3.82	-	-	-	-	-	-
Total earning assets	11,694	2.96	11,220	2.86	10,742	2.84	10,825	2.82	10,589	3.34
Goodwill and other intangible assets	33		31		30		29		27
Other assets	690		674		655		639		644
Total assets	12,417		11,925		11,427		11,493		11,260

Liabilities and shareholders' equity
NOW and other	1,389	0.07%	1,316	0.05%	1,331	0.05%	1,456	0.04%	1,454	0.12%
Money market	2,751	0.18	2,716	0.16	2,731	0.16	2,871	0.16	2,811	0.19
Savings	1,054	0.05	1,112	0.04	1,100	0.04	1,117	0.03	1,127	0.03
Time	2,013	0.94	1,893	0.86	1,750	0.80	1,624	0.71	1,460	0.64
Total interest-bearing deposits	7,207	0.35	7,037	0.31	6,912	0.28	7,068	0.24	6,852	0.24
Borrowings (3)	392	3.12	263	3.89	121	5.68	122	5.21	160	4.61
Mid-Atlantic region interest-bearing deposits	517	0.51	306	0.51	-	-	-	-	-	-
Total interest-bearing liabilities	8,116	0.49	7,606	0.43	7,033	0.37	7,190	0.32	7,012	0.34
Non-interest-bearing demand deposits	2,787		2,901		3,038		2,968		2,903
Other liabilities (4)	340		269		175		146		163
Total liabilities	11,243		10,776		10,246		10,304		10,078

Common shareholders' equity	1,174		1,149		1,181		1,189		1,182
Total shareholders' equity	1,174		1,149		1,181		1,189		1,182
Total liabilities and shareholders' equity	12,417		11,925		11,427		11,493		11,260

Net interest spread		2.47%		2.43%		2.47%		2.50%		2.99%
Net interest margin, FTE (5)		2.62		2.56		2.60		2.61		3.11
Cost of funds		0.36		0.31		0.26		0.23		0.24
Cost of deposits		0.25		0.22		0.19		0.17		0.17

Supplementary data
Net Interest Income, not FTE	75		71		69		69		81
Fully taxable equivalent income adjustment	2		2		2		2		2
Net Interest Income, FTE	77		73		71		71		83

Average PPP loans (6)	321		90		37		27		NM
Average loans excluding PPP loans (6)	7,095		6,901		6,729		6,947		7,492
Total PPP loans, end of period (6)	173		46		30		16		NM
Total loans excluding PPP loans, end of period (6)	7,059		6,790		6,796		7,251		7,803
PPP interest income	5		2		-		-		-

Total average non-maturity deposits	7,981		8,045		8,200		8,412		8,295
Total average deposits	9,994		9,938		9,950		10,037		9,755

Purchased loan accretion	2		2		2		1		1
Total average tangible equity (7)	1,141		1,118		1,151		1,160		1,155

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Average balances for borrowings includes the financing lease obligation which is presented under other liabilities on the consolidated balance sheet.
(4)	Includes the Mid-Atlantic region non-interesting bearing deposits. As of June 30, 2022, March 31, 2022 and December 31, 2021 there were no Mid-Atlantic region average non-interest bearing deposits.
(5)	The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: (0.11%, 0.05%, 0.00%, 0.00%, 0.00%) This calculation excludes gross interest income on PPP loans and average PPP loan balances.
(6)	As of June 30, 2022, the PPP loan balances and interest are not considered material and will no longer be considered in adjusted metrics.
(7)	See page F-9 for details on the calculation of total average tangible equity.

BERKSHIRE HILLS BANCORP, INC.
ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands)	2021	2021	2021	2022	2022
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$22,799	$14,845	$13,954	$8,984	$8,277
Commercial and industrial loans	9,427	7,140	6,747	5,618	4,891
Residential mortgages	9,238	9,763	9,825	11,079	10,331
Consumer loans	6,141	5,399	4,800	4,000	3,385
Total non-accruing loans	47,605	37,147	35,326	29,681	26,884
Other real estate owned	85	-	-	-	-
Repossessed assets	1,666	1,664	1,736	2,004	2,004
Total non-performing assets	$49,356	$38,811	$37,062	$31,685	$28,888

Total non-accruing loans/total loans	0.66%	0.54%	0.52%	0.41%	0.34%
Total non-accruing loans/total loans excluding PPP loans	0.67%	0.55%	0.52%	0.42%	0.38%
Total non-performing assets/total assets	0.40%	0.33%	0.32%	0.26%	0.25%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$123,800	$119,044	$112,916	$106,094	$99,475
Charged-off loans	(7,248)	(4,334)	(7,976)	(6,048)	(1,593)
Recoveries on charged-off loans	2,492	2,206	4,154	3,429	1,139
Net loans charged-off	(4,756)	(2,128)	(3,822)	(2,619)	(454)
Provision (benefit) for loan credit losses	-	(4,000)	(3,000)	(4,000)	-
Balance at end of period	$119,044	$112,916	$106,094	$99,475	$99,021

Allowance for credit losses/total loans	1.65%	1.65%	1.55%	1.37%	1.27%
Allowance for credit losses/total loans excluding PPP loans	1.69%	1.66%	1.56%	1.37%	1.27%
Allowance for credit losses/non-accruing loans	250%	304%	300%	335%	368%

NET LOAN CHARGE-OFFS
Commercial real estate	$(2,325)	$(1,391)	$(2,208)	$(3,280)	$(76)
Commercial and industrial loans	(2,331)	110	(1,649)	653	(237)
Residential mortgages	176	(677)	(2)	(50)	(30)
Home equity	(136)	106	106	135	33
Auto and other consumer	(140)	(276)	(69)	(77)	(144)
Total, net	$(4,756)	$(2,128)	$(3,822)	$(2,619)	$(454)

Net charge-offs (QTD annualized)/average loans	0.26%	0.12%	0.23%	0.15%	0.02%
Net charge-offs (YTD annualized)/average loans	0.39%	0.30%	0.29%	0.15%	0.08%

BERKSHIRE HILLS BANCORP, INC.
ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	June 30, 2021		September 30, 2021		December 31, 2021		March 31, 2022		June 30, 2022
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$15,483	0.22%	$18,365	0.27%	$39,863	0.58%	$13,517	0.19%	$36,184	0.46%
90+ Days delinquent and still accruing	3,129	0.04%	3,803	0.06%	3,270	0.05%	6,613	0.09%	6,760	0.09%
Total accruing delinquent loans	18,612	0.26%	22,168	0.33%	43,133	0.63%	20,130	0.28%	42,944	0.55%
Non-accruing loans	47,605	0.66%	37,147	0.54%	35,326	0.52%	29,681	0.41%	26,884	0.34%
Total delinquent and non-accruing loans	$66,217	0.92%	$59,315	0.87%	$78,459	1.15%	$49,811	0.69%	$69,828	0.89%

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands)		2021	2021	2021	2022	2022
Total revenue	(A)	$97,404	$145,003	$90,721	$89,744	$97,709
Adj: Net securities losses (1)		484	166	106	745	973
Adj: Net (gains) on sale of business operations and assets		-	(51,885)	(1,057)	-	-
Total adjusted revenue (2)	(B)	$97,888	$93,284	$89,770	$90,489	$98,682

Total non-interest expense	(C)	$68,872	$69,460	$69,407	$68,550	$68,475
Less: Merger, restructuring and other expense		(6)	(1,425)	(864)	(18)	(35)
Adjusted non-interest expense (2)	(D)	$68,866	$68,035	$68,543	$68,532	$68,440

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$28,532	$75,543	$21,314	$21,194	$29,234
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	29,022	25,249	21,227	21,957	30,242

Net income		$21,636	$63,749	$20,248	$20,196	$23,115
Adj: Net securities losses (1)		484	166	106	745	973
Adj: Net (gains) on sale of business operations and assets		-	(51,885)	(1,057)	-	-
Adj: Restructuring expense and other expense		6	1,425	864	18	35
Adj: Income taxes (expense)/benefit		(22)	12,240	11	(170)	(561)
Total adjusted income (2)	(E)	$22,104	$25,695	$20,172	$20,789	$23,562

(in millions, except per share data)
Total average assets	(F)	$12,417	$11,925	$11,427	$11,493	$11,260
Total average shareholders' equity	(G)	1,174	1,149	1,181	1,189	1,182
Total average tangible shareholders' equity (2)(3)	(H)	1,141	1,118	1,151	1,160	1,155
Total average tangible common shareholders' equity (2)(3)	(I)	1,141	1,118	1,151	1,160	1,155
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,143	1,147	1,153	1,066	987
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,143	1,147	1,153	1,066	987
Total tangible assets, period-end (2)(3)	(L)	12,241	11,815	11,525	12,069	11,552

Total common shares outstanding, period-end (thousands)	(M)	50,453	48,657	48,667	47,792	45,788
Average diluted shares outstanding (thousands)	(N)	50,608	48,744	48,340	48,067	46,102

GAAP earnings per common share, diluted (2)		$0.43	$1.31	$0.42	$0.42	$0.50
Adjusted earnings per common share, diluted (2)	(E/N)	0.44	0.53	0.42	0.43	0.51
Tangible book value per common share, period-end (2)	(K/M)	22.66	23.58	23.69	22.30	21.56
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.34	9.71	10.00	8.83	8.54

Performance ratios (4)
GAAP return on equity		7.37%	22.18%	6.86%	6.79	7.82%
Adjusted return on equity (2)	(E/G)	7.53	8.94	6.83	6.99	7.97
Return on tangible common equity (2)(5)		7.92	23.14	7.37	7.29	8.33
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	8.08	9.53	7.34	7.49	8.48
GAAP return on assets		0.70	2.14	0.71	0.70	0.82
Adjusted return on assets (2)		0.71	0.86	0.71	0.72	0.84
PPNR from continuing operations/assets (2)		0.92	2.53	0.75	0.74	1.04
Adjusted PPNR/assets (2)		0.93	0.85	0.74	0.76	1.07
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	67.82	68.76	71.98	72.61	66.60
Net interest margin, FTE		2.62	2.56	2.60	2.61	3.11

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$79	$2,195	$2,057	$596	$595
Non-interest income charge on tax-credit investments (8)	(P)	(175)	(1,789)	(1,448)	(357)	(351)
Net income on tax-credit investments	(O+P)	(96)	406	609	239	244

Intangible amortization	(Q)	$1,297	$1,296	$1,288	$1,286	$1,286
Fully taxable equivalent income adjustment	(R)	1,660	1,586	1,604	1,524	1,560

(1)	Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		At or for the Six Months Ended
		June 30,	June 30,
(in thousands)		2021	2022
Total revenue	(A)	$198,690	$187,453
Adj: Net securities losses (1)		515	1,718
Total adjusted revenue (2)	(B)	$199,205	$189,171

Total non-interest expense	(C)	$147,026	$137,025
Less: Merger, restructuring and other expense		(3,492)	(53)
Adjusted non-interest expense (2)	(D)	$143,534	$136,972

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$51,664	$50,428
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	55,671	52,199

Net income		$34,667	$43,311
Adj: Net securities losses (1)		515	1,718
Adj: Restructuring expense and other expense		3,492	53
Adj: Income taxes benefit/(expense)		(555)	(731)
Total adjusted income/(loss) (2)	(E)	$38,119	$44,351

(in millions, except per share data)
Total average assets	(F)	$12,442	$11,376
Total average shareholders' equity	(G)	1,166	1,185
Total average tangible shareholders' equity (2)(3)	(H)	1,133	1,157
Total average tangible common shareholders' equity (2)(3)	(I)	1,133	1,157
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,143	987
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,143	987
Total tangible assets, period-end (2)(3)	(L)	12,241	11,552

Total common shares outstanding, period-end (thousands)	(M)	50,453	45,788
Average diluted shares outstanding (thousands)	(N)	50,588	47,074

GAAP earnings/(loss) per common share, diluted (2)		$0.69	$0.92
Adjusted earnings per common share, diluted (2)	(E/N)	0.75	0.94
Tangible book value per common share, period-end (2)	(K/M)	22.66	21.56
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.34	8.54

Performance ratios (4)
GAAP return on equity		5.95%	7.31%
Adjusted return on equity (2)	(E/G)	6.54	7.49
Return on tangible common equity (2)(5)		6.46	7.81
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	7.07	7.99
GAAP return on assets		0.56	0.76
Adjusted return on assets (2)		0.61	0.78
PPNR from continuing operations/assets (2)		0.83	0.89
Adjusted PPNR/assets (2)		0.89	0.92
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	69.60	69.48
Net interest margin, FTE		2.62	2.86

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$120	$1,191
Non-interest income charge on tax-credit investments (8)	(P)	(207)	(708)
Net income on tax-credit investments	(O+P)	(87)	483

Intangible amortization	(Q)	$2,616	$2,572
Fully taxable equivalent income adjustment	(R)	3,154	3,084

(1)	Net securities losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.